As filed with the Securities and Exchange Commission on February 25, 2019

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

(Exact name of registrant as specified in its charter).

Michigan	38-3150651
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

5151 Corporate Drive
Troy, Michigan 48098
(248) 312-2000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James K. Ciroli
Executive Vice President and Chief Financial Officer
Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098
(248) 312-2000
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Charlie Goode
Warner Norcross + Judd LLP
900 Fifth Third Center
111 Lyon Street NW
Grand Rapids, Michigan 49503
(616) 752-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value	500,000	$32.37	$16,185,000	$1,962

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of shares being registered shall include an indeterminate number of additional shares of common stock of Flagstar Bancorp, Inc. that may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with anti-dilution provisions of the Dividend Reinvestment Plan.

(2)
Estimated solely for purposes of determining the registration fee. The proposed maximum aggregate offering price per share has been computed pursuant to Rule 457(c) based upon the average of the bid and asked price for the shares of Common Stock as of February 15, 2019.

PROSPECTUS

DIVIDEND REINVESTMENT PLAN

500,000 Shares of Common Stock ($.01 par value)

Flagstar Bancorp, Inc. ("Flagstar") is offering to our shareholders of record the opportunity to participate in our Dividend Reinvestment Plan (the "Plan"). The Plan provides our shareholders a convenient and cost-effective way to invest in additional shares of our common stock by automatically reinvesting dividends or through optional cash purchases.

The Plan administrator will purchase shares of common stock for the Plan directly from Flagstar, in the open market or through negotiated transactions. A combination of the previous methods also could occur. This prospectus relates to 500,000 shares of common stock that Flagstar may sell, from time to time, under the Plan. Share will be offered at a purchase price based on the market price of our common stock. As of February 22, 2019, the market price of our common stock was $32.72.

Our common stock is listed on the New York Stock Exchange and trades under the symbol "FBC".

After you have read this Prospectus, if you still have questions about the Plan, please call Computershare at 1-800-368-5948 (if you are inside the United States or Canada) or 1-781-575-4223 (if you are outside the United States or Canada). We encourage you to read this Prospectus carefully and retain it for future reference.

An investment in common stock held in the Plan account has the same market risks as an investment in common stock held in any other form. Participants bear the risk of loss (and receive the benefit of gain) occurring by reason of fluctuations in the market price of the common stock held in the Plan account.

Investing in our common stock involves risks. You should carefully consider the risk factors incorporated herein by reference and described under the heading "Risk Factors" beginning on page 3 of this prospectus before making a decision to invest in our securities.

The securities offered hereby are not or will not be savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any regulatory body has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 25, 2019.

ABOUT THIS PROSPECTUS

References in this prospectus to "Flagstar", "we", "us" and "our" are to Flagstar Bancorp, Inc. and its subsidiaries.

You should rely only on the information contained or incorporated by reference in this Prospectus. You should read this Prospectus together with the additional information described below under the heading "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference." We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where it is lawful to do so. The information in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of our Common Stock. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this Prospectus or that the information contained or incorporated by reference in this Prospectus or any accompanying prospectus supplement is correct as of any time subsequent to the date of such information.

FORWARD LOOKING STATEMENTS

Certain statements in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. We use the words "anticipate," "assume," "believe," "budget," "continue," "could," "estimate," "expect," "future," "intend," "may," "plan," "potential," "predict," "project," "will" and similar terms and phrases to identify forward-looking statements in this prospectus. In addition, Flagstar may make forward-looking statements in our other documents filed with or furnished to the SEC, and our management may make forward-looking statements orally to analysts, investors, representatives of the media, and others.

Generally, forward-looking statements are not based on historical facts but instead represent management’s beliefs regarding future events. Such statements may be identified by words such as believe, expect, anticipate, intend, plan, estimate, may increase, may fluctuate, and similar expressions or future or conditional verbs such as will, should, would, and could. Such statements are based on management’s current expectations and are subject to risks, uncertainties, and changes in circumstances. Actual results and capital and other financial conditions may differ materially from those included in these statements due to a variety of factors, including without limitation the precautionary statements included within each individual business’ discussion and analysis of our results of operations and the risk factors listed and described in Part I, Item 1A. Risk Factors of our most recently filed Annual Report on Form 10-K.

Other than as required by law, Flagstar does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov.

In addition, you may obtain these materials free of charge through our website at www.flagstar.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" into this prospectus and any applicable prospectus supplement the information we file with it under the Exchange Act, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and any applicable prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus, the applicable prospectus supplement, and in our other filings with the SEC. In other words, in case of a conflict or inconsistency between information contained in this prospectus and any applicable prospectus supplement and information incorporated by reference into this prospectus and the applicable prospectus supplement, you should rely on the information that was filed later.

We incorporate by reference the documents listed below, which we have already filed with the SEC, and any documents we file with the SEC on or after the date of this prospectus under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished in such future filings and deemed not to have been filed in accordance with SEC rules), and before the termination of the offering of the securities under this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 12, 2018;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, filed on May 7, 2018, August 6, 2018 and November 5, 2018, respectively;

•
Our Current Reports on Form 8-K filed on March 26, 2018, May 23, 2018, June 1, 2018, June 5, 2018, June 14, 2018, August 17, 2018, October 23, 2018, December 2, 2018, December 10, 2018, January 30, 2019, and February 1, 2019 (except, with respect to each of the foregoing, for portions of such documents which are deemed to be furnished and not filed);

•	Our Proxy Statement on Schedule 14A dated April 12, 2018, filed on April 12, 2018;

•
The description of our common stock contained in our Registration Statement on Form S-3 filed on November 3, 2009 (File No. 333-162823), including any amendments or reports filed for the purpose of updating such description.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. These securities are only being offered in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

We will provide you, or any beneficial owner, a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing or calling us at the following address:

Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098
Attention: Investor Relations
(248) 312-2000

FLAGSTAR BANCORP, INC.

Flagstar Bancorp, Inc. is a savings and loan holding company founded in 1993. Our business is primarily conducted through our principal subsidiary, Flagstar Bank (the "Bank"), a federally chartered stock savings bank founded in 1987. We provide commercial, consumer and mortgage banking services. Our common stock is listed on the NYSE under the symbol "FBC."

RISK FACTORS

An investment in Flagstar's common stock involves risks. Before making an investment decision, you should carefully consider the risks described under "Risk Factors" in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, and in all other information appearing in this prospectus, any applicable prospectus supplement or incorporated by reference herein. Material risks and uncertainties that management believes affect Flagstar are described in those documents. In addition to those risk factors, there may be additional risks and uncertainties which we unaware of that could adversely affect our business, financial condition or results of operations. This prospectus is qualified in its entirety by these risk factors, including the following:

You will not know the purchase price of the Common Stock at the time you authorize an investment.

The price of shares of our common stock may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, you may become aware of additional information during this time period that might affect your investment decision, but you may not be able to change or cancel your purchase authorization. You may purchase shares at a purchase price that is more or less than the price you would pay if you acquired shares on the open market. In addition, you may not know the actual number of shares of common stock that you have purchased until after the applicable purchase date.

You may not be able to direct the specific time or price at which your shares are sold under the Plan.

If you instruct the plan administrator to sell shares of common stock under the Plan, you may not be able to direct the time and price at which such shares are sold. The price of our common stock may decline between the time you decide to sell your shares and the time of actual sale. You may sell shares of our common stock under the Plan at a sales price that is more or less than the price you would receive if you sold the shares on the open market on the date on which the plan administrator sells shares under the Plan.

There is no assurance that we will continue to pay dividends.

The amount of future dividends is at the discretion of our Board of Directors and depends on a variety of factors including our earnings, financial condition, capital requirements and other considerations. There is no assurance that we will continue to pay dividends on shares of common stock, or if paid, the amount or timing of such dividends.

USE OF PROCEEDS

The Company intends to use any net proceeds that it receives from the sale shares under the Plan for general corporate purposes, which may include, without limitation, acquisitions, repayment or refinancing of debt or other corporate obligations, capital expenditures, working capital, and redemptions of securities. The Company does not know either the number of shares that will be purchased under the Plan or the prices at which such shares will be sold to participants. The Company will receive no proceeds with respect to shares purchased by the Plan in the open market.

DESCRIPTION OF THE DIVIDEND REINVESTMENT PLAN

PURPOSE

1. What is the purpose of the Plan?
The primary purpose of the Plan is to provide Flagstar shareholders with a convenient method of investing cash dividends or making optional cash investments in additional shares of Flagstar common stock. In addition, purchases of shares directly from Flagstar pursuant to the Plan will provide Flagstar with additional capital for general corporate purposes.

PARTICIPATION OPTIONS

2. What options are available under the Plan?
If you are a registered holder or a beneficial owner of Flagstar common stock and elect to participate in the Plan (a "Participant"), you may have cash dividends on your shares automatically reinvested in Flagstar common stock. If you wish, you may also make optional cash investments to purchase Flagstar common stock, subject to a minimum investment of $50 per month and a maximum investment of $15,000 per month. Flagstar may permit greater optional cash investments. See Question 13. You may make optional cash investments even if you do not elect to reinvest dividends on shares of common stock credited to your account under the Plan.

ADVANTAGES AND DISADVANTAGES

3. What are the advantages and disadvantages of the Plan?
The primary advantages of the Plan are:

•	You may have the cash dividends on your Flagstar common stock automatically reinvested in additional shares of common stock.

•
You may invest in additional shares of Flagstar common stock by making optional cash investments, subject to an individual minimum investment of $50 per month and an individual maximum investment of $15,000 per month.

•	Optional cash investments in excess of $15,000 per month may be made with the permission of Flagstar. See Question 13.

•
Your reinvested cash dividends and optional cash investments will be fully invested because the Plan provides for fractional shares to be credited to your account. Additionally, dividends on such fractional shares, as well as whole shares held by you in certificated form or credited to your account, will be automatically reinvested in additional shares and credited to your account.

•
You will avoid cumbersome safekeeping of stock certificates for shares credited to your account and you may also deposit certificated shares, represented by stock certificates, held by you and registered in your name, thereby avoiding the need for safekeeping of certificates.

•	Periodic statements reflecting all current activity, including shares purchased and your latest Plan account balance, will simplify your recordkeeping.

The primary disadvantages of the Plan are:

•
Because the date by which the Plan administrator must receive your optional cash investment is two business days prior to the Investment Date (as defined herein) for such investments, your investments may be exposed to changes in market conditions. See Question 12.

•
The Purchase Price (as defined herein) for shares under the Plan may exceed the price of acquiring shares of Flagstar common stock (including transaction costs) on the open market at any particular time on the related Investment Date. See Questions 9 and 11.

•	No interest will be paid on funds held by the administrator of the Plan pending investment. See Question 12.

ADMINISTRATION

4. Who will administer the Plan?
The Plan will be administered by Computershare Trust Company, N.A., or such successor administrator as Flagstar may designate ("Computershare" or the "Administrator"). The Administrator acts as agent for Participants, keeps records of Participants' accounts, sends regular account statements to Participants, and performs other duties relating to the Plan. Shares purchased for each Participant under the Plan will be recorded in uncertificated form in each Participant's account by the Administrator, unless and until a Participant requests that a stock certificate for his or her shares be issued. See Question 16. Computershare also serves as dividend disbursement agent, transfer agent, and registrar for Flagstar's common stock. Correspondence concerning the Plan should be sent to:

Computershare
Flagstar Dividend Reinvestment and Stock Purchase Plan
P.O. Box 505005
Louisville, KY 40233-5005

Optional cash investments of checks should be mailed to:
Computershare
P.O. Box 6006
Carol Stream, IL 60197-6006

or, if using overnight courier service:
Computershare
462 South 4th Street
Suite 1600
Louisville, KY 40202
Please indicate Flagstar and your account number in all correspondence.

For general questions about the Plan, the sale of Plan shares and issuance of stock certificates, you may contact Computershare at 1-800-368-5948 (inside the U.S. and Canada) or 1-781-575-4223 (outside the U.S. and Canada). An automated phone system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m. Eastern time each business day.

Foreign language translation service for more than 140 languages is available. A telecommunications device for the hearing impaired is also available at 1-800-952-9245.

You can obtain information about your account via the Internet on Computershare's web site at www.computershare.com/investor. Through Computershare's web site, you can access your share balance, sell shares, request a stock certificate and obtain on-line forms and other information about your account. To gain access, you will be required to use a password, which is included on your dividend statement, or you can request your password by calling 1-800-368-5948.

PARTICIPATION

5. Who is eligible to participate?
You may participate in the Plan if you are a "registered holder," i.e., a shareholder whose shares of Flagstar common stock are registered in the stock transfer books of Flagstar in your name. If you are a "beneficial owner," i.e., a shareholder who has beneficial ownership of shares of Flagstar common stock that are registered in a name other than your name (for example, in the name of a broker, bank or other nominee), you must become a registered holder by having such shares transferred into your own name before you may participate in the Plan. See Question 6.

If you hold shares with a broker, you can participate by instructing the broker to reregister some or all of the shares into your name. Simply instruct your broker to move all or some of your shares electronically through the Direct Registration System from your brokerage account to a new book-entry account at Computershare. Please contact your broker for more information. Once your broker transfers your shares into your name electronically, your Direct Registration account is automatically set up and you can participate in the Plan.

Your right to participate in the Plan is not transferable to another person apart from a transfer of your underlying shares of Flagstar common stock. Flagstar reserves the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities which cause aberrations in the trading volume of Flagstar common stock. Shareholders who reside in jurisdictions in which it is unlawful for Flagstar to permit their participation are not eligible to participate in the Plan.

ENROLLMENT

6. How do I enroll in the Plan and become a Participant?
If you are a registered holder of Flagstar common stock, you may enroll in the Plan and become a Participant by completing and signing an Enrollment Form and returning it to the Administrator at the address set forth in Question 4. An Enrollment Form and copies of this Prospectus may also be obtained at any time at your request to the Administrator at the same address.

Registered holders may also enroll in the Plan through the Internet by accessing their account at www.computershare.com/investor. If you have your shares registered in more than one name (i.e., joint tenants, trustees), all registered holders of such shares must sign the Enrollment Form exactly as their names appear on the account registration.

If you are a beneficial owner of Flagstar common stock, you must become a registered holder by having such shares transferred into your own name.

You may enroll in the Plan at any time. Once enrolled, you remain enrolled without further action on your part until you discontinue your participation or until the Plan is terminated. See Question 20 regarding discontinuing participation in the Plan and Question 27 regarding termination of the Plan. However, if there is any subsequent change in the manner in which your name appears on your certificate(s), you should contact the Administrator for further instructions. If you wish to change your participation at any time, please contact the Administrator as described in Question 4.

7. What does the Enrollment Form provide?
The Enrollment Form appoints the Administrator as your agent for purposes of the Plan. It also directs Flagstar to pay dividends to the Administrator for purchase of additional shares of Flagstar common stock as you elect from the two options shown on the Enrollment Form and explained below. You must place an "X" in the appropriate box to indicate your investment election. Under each of these options, you may make optional cash investments at any time. You may change your reinvestment election at any time by submitting a revised Enrollment Form to the Administrator or by accessing your account online at www.computershare.com/investor. If you return a properly executed Enrollment Form to the Administrator without electing an investment option, you will be enrolled as having selected Full Dividend Reinvestment.

(1) "Full Dividend Reinvestment"
This option directs the Administrator to reinvest, in accordance with the Plan, all cash dividends on all shares of Flagstar common stock then or subsequently registered in your name and held by you in certificated form or credited to your account in book-entry form.

(2) "All Dividends Paid in Cash (No Dividend Reinvestment)"
This option directs the Administrator to send you, in accordance with the Plan, cash dividends in the usual manner on all of your shares of Flagstar common stock registered in your name and credited to your account, including shares subsequently purchased through optional cash investments.

8. When will my participation in the Plan begin?
Participation as to dividend reinvestment will commence with the next dividend Investment Date (as defined below) after receipt of the Enrollment Form, provided it is received by the Administrator by the Record Date (as defined below) for such dividend Investment Date. If the Enrollment Form is received after such Record Date, participation as to dividend reinvestment will be delayed until the following dividend Investment Date.

Participation as to optional cash investments will commence with the next cash Investment Date after receipt of the authorization. See Question 9 to determine the applicable Record Date for dividend reinvestments and the applicable Investment Dates for dividend reinvestments and optional cash investments.

PURCHASES

9. When will shares be purchased under the Plan?
When there is a cash dividend declared by the Board of Directors, reinvested dividends under the Plan will be used to purchase shares of Flagstar common stock beginning on the dividend payment date declared by the Board of Directors or if such day is not a trading day, the first trading day immediately following such date (in such case, the "Investment Date"). The "Record Date" for such dividend payments will be the record date declared by the Board of Directors. Optional cash investments of $15,000 or less will be invested monthly, beginning on the 20th of each month, or if such day is not a trading day, the first trading day following the 20th, or, in the case of shares of Flagstar common stock purchased on the open market, as soon thereafter as determined by the Administrator (in each such case, the "Investment Date").

If Flagstar approves a Request for Waiver (as defined below) for an optional cash investment of more than $15,000, then such cash investment will be used to purchase shares of Flagstar common stock on one or more dates and at a Purchase Price (as defined below) calculated as specified in the Request for Waiver (in each such case, an "Investment Date"), subject to any Threshold Price (as defined below) that Flagstar may set. See Questions 11 and 13 for more information on Requests for Waiver, Purchase Price and Threshold Prices.

There can be no assurance as to the declaration or payment of dividends, and nothing contained in the Plan obligates Flagstar to declare or pay any dividends. The Plan does not represent a guarantee of future dividends, which will be determined by the Board of Directors based upon Flagstar's earnings, financial condition, and other factors.

10. What is the source of shares to be purchased under the Plan?
All dividends reinvested through the Plan and all optional cash investments will be used to purchase newly issued shares directly from Flagstar, shares held by Flagstar, or shares through open market purchases, or a combination of the above. Newly issued shares purchased directly from Flagstar will consist of authorized but unissued shares of Flagstar common stock.

11. At what price will shares be purchased?
All shares acquired directly from Flagstar with reinvested dividends or optional cash investments of $15,000 or less will be acquired at a price to you (in such case, the "Purchase Price") of the average of the daily high and low sales prices, computed up to six decimal places, if necessary, of Flagstar's common stock as reported on the New York Stock Exchange (the "Exchange") on the Investment Date. In such case, the "Pricing Period" is the Investment Date.

Shares of Flagstar common stock purchased pursuant to a Request for Waiver for optional cash investments of more than $15,000 will be acquired at a price to you (in such case, the "Purchase Price") equal to the average of the high and low sales prices, computed up to six decimal places, if necessary, of Flagstar's common stock as reported on the Exchange for each day during the Pricing Period on which trades are reported on the Exchange (each a "Trading Day"). The Pricing Period for approved optional investments of more than $15,000 will be the day or days set forth in the applicable Request for Waiver, which may be the Investment Date or up to ten Trading Days prior to and including an Investment Date. A Request for Waiver may specify one or more Investment Dates.

All shares purchased under the Plan through open market purchases will be acquired as soon as practicable beginning on the Investment Date. Purchases on the open market will begin on the Investment Date and will be completed no later than 30 days from such date for reinvestment of dividends and 35 days from such date for optional cash investments, except where completion at a later date is necessary or advisable under any applicable federal securities laws. Such purchases may be made on any securities exchange where such shares are traded, in the over-the-counter market, or by negotiated transactions and may be subject to such terms with respect to price, delivery, etc. to which the Administrator may agree. Neither Flagstar nor the Participant shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

For shares purchased on the open market, the Administrator may combine your funds with funds of other Plan Participants and generally will batch purchase types (cash dividends and optional cash investments) for separate execution by its broker. At the Administrator's discretion, these batches may be combined and executed by its broker. The Administrator may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in shares of Flagstar common stock, the Administrator's broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price (in such case, the "Purchase Price") per share of Flagstar common stock purchased for each Plan Participant's account, whether purchased with reinvested cash dividends or with optional cash investments, shall be the weighted average purchase price computed up to six decimal places, if necessary, paid by the Administrator of the specific batch for shares of Flagstar common stock purchased through the Plan by Computershare's broker on that investment date.

While Flagstar will pay all processing fees on shares purchased on the open market, these fees will be considered as additional dividend income to you for tax purposes. See Question 21. Processing fees include any applicable brokerage commissions the Administrator is required to pay.

12. How are optional cash investments made?
All registered holders, who have submitted a signed Enrollment Form are eligible to make optional cash investments.

Participants may make optional cash investments in Flagstar common stock by sending to Computershare a check for the purchase of additional shares. All optional cash investments made by check should be made payable to "Computershare—Flagstar" in U.S. dollars and drawn on a U.S. bank. If you are not in the U.S., contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. The Administrator will not accept cash, money orders, traveler's checks or third party checks. All checks should be sent to the Administrator at the address listed on the tear-off form section attached to each account statement you receive, or if making an investment when enrolling, with your enrollment form.

The Administrator will apply all optional cash investments which are received at least two business days prior to the commencement of the Pricing Period for the relevant Investment Date to the purchase of shares of Flagstar common stock on such Investment Date, or if shares are acquired on the open market, as soon as practicable on or after such Investment Date. No interest will be earned on optional cash investments held pending investment. If you have any questions regarding the investment date, you should contact the Administrator at the address or phone number set forth in question 4.

At any time, Participants may make optional cash investments through the Administrator's website, www.computershare.com/investor, by authorizing a one-time online bank debit from an account at a U.S. bank or financial institution. You should refer to the online confirmation for the account debit date and investment date.

Participants may also make optional cash investments by automatic monthly investments of a specified amount (not less than $50 or more than $15,000 per month) by electronic funds transfer from a predesignated U.S. bank account. To initiate automatic monthly deductions, the Participant must complete and sign a Direct Debit Authorization form and return it to the Administrator together with a voided blank check or a deposit form for the account from which funds are to be drawn. Direct Debit Authorization forms may be obtained from the Administrator. You may also initiate automatic monthly investments by accessing your account through the Internet at www.computershare.com/investor. Forms will be processed and become effective as promptly as practicable; however, you should allow four to six weeks for the first investment to be initiated using the automatic investment feature.

Once automatic monthly investment is initiated, funds will be drawn from the Participant's designated bank account on the 17th of each month (or the next banking business day if the 17th is not a banking business day) for optional cash investments of $15,000 or less. Participants may change their automatic monthly investment by completing and submitting to the Administrator a new Direct Debit Authorization form or by accessing their account through the Internet at www.computershare.com/investor. To be effective with respect to a particular Investment Date, however, the new instructions must be received by the Administrator at least six business days prior to such Investment Date. Automatic deductions will continue indefinitely until you notify the Administrator in writing or through the Internet that the automatic deductions are to stop.

You should be aware that since investments under the Plan are made as of specified dates, you lose any advantage that otherwise might be available from being able to select the timing of your investment. Neither the Flagstar nor the Administrator can assure a profit or protect against a loss on shares of Flagstar common stock purchased under the Plan.

In the event that any check, draft or electronic funds transfer a Participant may tender or order as payment to the Administrator to purchase Flagstar common stock is dishonored, refused or returned, the Participant agrees that the purchased shares when credited to such Participant's account may be sold, on the Administrator's order without the Participant's consent or approval, to satisfy the amount owing on the purchase. The "amount owing" will include the purchase price paid, any purchase and sale transaction fees, any brokerage commissions and the Administrator's returned check or failed electronic payment fee of $35.00. If the sale proceeds of purchased shares are insufficient to satisfy the amount owing, the Participant authorizes the Administrator to sell additional shares then credited to the Participant's account as necessary to cover the amount owing, without further consent or authorization from the Participant. The Administrator may sell shares to cover an amount owing as a result of a Participant's order in any manner consistent with applicable securities laws. Any sale for that purpose in a national securities market would be commercially reasonable. The Participant grants the Administrator a security interest in all shares credited to the Participant's account including securities subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.

13. What limitations apply to optional cash investments?
Minimum/Maximum Limits. Optional cash investments are subject to a $50 minimum per month, and Flagstar reserves the right to refuse to accept any optional cash investment in excess of $15,000 per month from any Participant or any related or associated group of Participants. Flagstar reserves the right to waive such limits on optional cash investments in its sole discretion.

Request for Waiver. Optional cash investments in excess of $15,000 per month may only be made pursuant to a written request for waiver (a "Request for Waiver") approved by Flagstar. There is no pre-established maximum limit applicable to optional cash investments that may be approved pursuant to Requests for Waiver. To submit an optional cash payment in excess of $15,000 for any monthly period, a Participant must submit a written Request for Waiver, specifying the proposed investment amount(s), Pricing Period(s), calculation of the Purchase Price(s) and Investment Date(s), no later than two (2) business days prior to the commencement of the requested Pricing Period(s). It is solely within Flagstar's discretion as to approve any Request for Waiver. In deciding whether to approve such a request, Flagstar will consider relevant factors including, but not limited to (a) whether Flagstar is then selling shares or acquiring shares for the Plan through open market purchases or privately negotiated transactions, (b) Flagstar's need for additional funds, (c) the attractiveness of obtaining such funds by the sale of common stock by comparison to other sources of funds, (d) the purchase price likely to apply to any sale of common stock, (e) the Participant submitting the request, including the extent and nature of such Participant's prior participation in the Plan, and the number of shares of Flagstar common stock held of record and/or beneficially by such Participant, and (f) the aggregate amount, if any, of optional cash investments in excess of the allowable maximum amounts for which requests have been submitted by all Participants. If such requests are submitted for any monthly period for an aggregate amount in excess of the amount Flagstar is willing to accept, Flagstar may honor such requests in order of receipt, pro rata or by any other method which Flagstar determines to be appropriate.

To obtain a Request for Waiver form, please contact Flagstar at 1-248-312-2000. Completed Requests for Waiver should be sent to Flagstar at 5151 Corporate Drive Troy, Michigan 48098, Attention: Corporate Secretary, or by email at corporatesecretary@flagstar.com. If Flagstar approves your Request for Waiver, then you must send the Administrator a copy of the written waiver approval, together with your optional cash investment in good funds, by 2:00 p.m., Eastern Time, on or before the business day prior to the first day of the relevant Pricing Period described in the approved Request for Waiver.

Flagstar reserves the rights to modify, suspend or discontinue participation in the Plan by otherwise eligible holders of Flagstar common stock in order to eliminate practices which are not consistent with the purposes of the Plan.

Threshold Price. Unless it waives its right to do so, Flagstar may establish for any Investment Date a minimum price (the "Threshold Price") for purchasing shares with optional cash investments made pursuant to written Requests for Waiver. Flagstar will, at least two (2) business days prior to the commencement of the Pricing Period for an Investment Date, determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount, and will so notify the Administrator. The determination whether to establish a Threshold Price and, if a Threshold Price is established, its amount will be made by Flagstar at its discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

The Threshold Price for optional cash investments made pursuant to written Requests for Waiver, if established for any Investment Date, will be a stated dollar amount that the average of the high and low sales prices of Flagstar's common stock on the Exchange for each Trading Day of the relevant Pricing Period must equal or exceed. See Question 14 for details regarding the return of a portion of such optional cash investments in the event the Threshold Price is not satisfied for a Trading Day in the Pricing Period.

Flagstar may elect to activate for any particular pricing period the Pricing Period Extension Feature. This feature allows the initial Pricing Period to be extended by the number of Trading Days that the Threshold Price is not satisfied, or on which no shares of Flagstar common stock are quoted on the Exchange, subject to a maximum of five Trading Days. If Flagstar elects to activate the Pricing Period Extension Feature and the Threshold Price is satisfied for any additional day that has been added to the initial Pricing Period, that day will be included as one of the Trading Days for the pricing period in lieu of the day on which the Threshold Price was not met or trades of Flagstar common stock were not quoted on the Exchange. For example, if the determined Pricing Period is five Trading Days, and the Threshold Price is not satisfied for three out of those five Trading Days in the initial Pricing Period, and Flagstar had previously announced at the time of the request for waiver acceptance that the Pricing Period Extension Feature was activated, then the Pricing Period will automatically be extended, and if the Threshold Price is satisfied on the next three Trading Days (or a subset thereof), then those three Trading Days (or a subset thereof) will become waiver investment dates in lieu of the three Trading Days on which the Threshold Price was not met. As a result, because there were five Trading Days during the initial and extended Pricing Period on which the Threshold Price was satisfied, all of the funds you submitted in connection with your Request for Waiver will be invested. Flagstar will return a portion of any funds you submitted in connection with your Request for Waiver for each Trading Day of a Pricing Period or extended Pricing Period, if applicable, for which the Threshold Price is not met or for each Trading Day in which no shares of Flagstar common stock are quoted on the Exchange, which is referred to as “unsubscribed funds.” Any unsubscribed funds will be returned within five business days after the last day of the Pricing Period, or if applicable, the extended Pricing Period, without interest. The amount returned will be based on the number of days during which the threshold price was not satisfied (as compared to the number of days in the Pricing Period or extended Pricing Period). For example, the returned amount in a five-day Pricing Period will equal one-fifth (1/5) of the total amount of such optional cash investment or initial investment (not just the amount in excess of $15,000) for each Trading Day that the Threshold Price is not satisfied or in which no trades of Flagstar common stock are quoted on the Exchange.

The Threshold Price concept and return procedure discussed above apply only to optional cash investments made pursuant to written Requests for Waiver. Setting a Threshold Price for an Investment Date shall not affect the setting of a Threshold Price for any subsequent Investment Date.

For any particular Investment Date, Flagstar may waive its right to set a Threshold Price for optional cash investments that exceed $15,000. Neither Flagstar nor the Administrator shall be required to provide any written notice to Participants as to the Threshold Price for any Investment Date. Participants, however, may ascertain whether the Threshold Price applicable to an Investment Date pursuant to a Request for Waiver has been set or waived, as applicable, by telephoning Flagstar at 1-248-312-2000.

14. Under what circumstances will optional cash investments be returned?
Optional cash investments of less than $50 and that portion of any optional cash investment which exceeds the allowable maximum amount (unless the subject of a Request for Waiver that has been granted by Flagstar) will be returned promptly without interest.

In addition, a portion of any optional cash investments in excess of $15,000 pursuant to Requests for Waiver will be returned following any Investment Date on which the Threshold Price is not satisfied. If the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day and the trading prices for that day will be excluded from that Pricing Period and a pro rata portion of the Participant's cash will be returned, without interest. Thus, for example, if an approved Request for Waiver specifies that the Pricing Period is one day (that is, the Investment Date) and the Threshold Price is not satisfied on that day, then no investment will be made and the Participant's cash will be returned in full. Likewise, if the

Threshold Price is not satisfied for two of the five Trading Days in a particular Pricing Period, then the average sales price for purchases and the amount of optional cash investments which may be invested will be based upon the remaining three Trading Days when the Threshold Price is satisfied. In such case, for each Trading Day on which the Threshold Price is not satisfied, one-fifth of the optional cash investment made by a Participant pursuant to a Request for Waiver would be returned to such Participant, without interest, as soon as practicable after the applicable Investment Date. Similarly, a pro rata portion of the Participant's cash will be returned if there are fewer Trading Days prior to the Investment Date than are specified as the Pricing Period in the Request for Waiver or if no trades in Flagstar common stock are reported on the Exchange for a Trading Day during the Pricing Period, due to a market disruption or for any other reason.

15. What if I have more than one account?
For the purpose of the limitations discussed in Question 13, Flagstar may aggregate all optional cash investments for Participants with more than one account using the same Social Security or Taxpayer Identification Number. Participants unable to supply a Social Security or Taxpayer Identification Number may be limited by Flagstar to only one account.

Also for the purpose of such limitations, all accounts which Flagstar believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless Flagstar has determined that reinvestment of dividends and optional cash investments for each such account separately would be consistent with the purposes of the Plan, Flagstar will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to the aggregate amount received in respect of all such accounts. See Question 13.

CERTIFICATES

16. Will certificates be issued for share purchases?
All shares purchased on behalf of a Participant through the Plan will be recorded in uncertificated form in each Participant's account. A Participant can, however, at any time and without charge, obtain a certificate for all or part of the whole shares of common stock credited to the Participant's Plan account by accessing his or her account through the Internet at www.computershare.com/investor, or by writing or calling the Administrator. No certificates for fractional shares will be issued. If you request a certificate for all full shares credited to your account, a certificate will be issued for the whole shares and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the then-current market value of the shares, less any service charge and processing fees. Issuance of stock certificates may be subject to an additional fee. Please contact the Administrator to determine if there is a certificate issuance fee.

Receiving certificated shares from your account does not affect your dividend reinvestment option. For example, if you authorized full dividend reinvestment, cash dividends with respect to shares issued in certificate form will continue to be reinvested.

17. May I add deposit stock certificates representing shares of Flagstar common stock with Flagstar?
Yes, you may send the Administrator your Flagstar common stock certificates for safekeeping free of charge. By making such a deposit, you will be relieved of the responsibility for loss, theft or destruction of the certificates. If you wish to deposit your Flagstar common stock certificates, you must mail them along with a request to the Administrator to hold your certificates for safekeeping. The certificates should not be endorsed. You should mail the certificates to the Administrator at the address provided in Question 4. Certificates should be mailed by registered or certified mail, return receipt requested, or some other form of traceable mail, and properly insured. The Administrator will promptly send you a statement confirming each deposit of your common stock certificates.

You may withdraw shares deposited for safekeeping by accessing your account online at www.computershare.com/investor or by making a request in writing or by telephone to the Administrator as described in Question 20. The Administrator will issue new, differently numbered certificates whenever certificates are issued to you, either upon your request or upon discontinuation of participation. Shares acquired by the reinvestment of dividends on any such withdrawn shares (and on any other shares subsequently acquired by you) will continue to be reinvested or paid out, as previously directed, unless you provide contrary written instructions or a new Enrollment Form as described in Question 7. Issuance of stock certificates may be subject to an additional fee. Please contact the Administrator to determine if there is a certificate issuance fee.

SALE OF SHARES

18. Can I sell shares credited to my account?
You can sell some or all of the shares credited to your account by contacting the Administrator. You have four choices when making a sale, depending on how you submit your sale request, as follows:

•
Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor or by calling the Administrator directly at 1-800-368-5948. Market order sale requests will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. The price shall be the market price of the sale obtained by the Administrator's broker, less a service fee of $25 and a processing fee of $0.12 per share sold.

•
Batch Order: A batch order is an accumulation of all sales requests for a security submitted together as a collective request. All sales requests received in writing will be submitted as batch order sales. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. To maximize cost savings for batch order sale requests, the Administrator will seek to sell shares in round lot (100 shares) transactions. For this purpose the Administrator may combine each selling Participant's shares with those of other selling Participants. In every case of a batch order sale, the price to each selling Participant shall be the weighted average sale price obtained by the Administrator's broker for each aggregate order placed by the Administrator and executed by the broker, less a service fee of $25 and a processing fee of $0.12 per share sold.

•
Day Limit Order: A day limit order is an order to sell securities when and if they reach a specific trading price on a specific day. Day limit orders are only available at www.computershare.com/investor or by calling the Administrator directly at 1-800-368-5948. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after-market hours, the next day the market is open). Depending on the number of securities being sold and the current trading volume in the securities, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Administrator at its sole discretion or, if the Administrator's broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Administrator directly at 1-800-368-5948. Each day limit order sale will incur a service fee of $25 per sale and a processing fee of $0.12 for each share sold.

•
Good-Til-Cancelled ("GTC") Limit Order: A GTC limit order is an order to sell securities when and if the securities reach a specific trading price at any time while the order remains open (generally up to 30 days). A GTC limit order is only available at www.computershare.com/investor or by calling the Administrator directly at 1-800-368-5948. Depending on the number of securities being sold and current trading volume in the securities, sales may be executed in multiple transactions and over more than one day. If shares are traded on more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Administrator at its sole discretion or, if the Administrator's broker has not filled the order, at your request made online at www.computershare.com/investor or by calling Computershare directly at 1-800-368-5948. Each GTC limit order sale will incur a service fee of $25 per sale and a processing fee of $0.12 for each share sold.

Processing fees include any applicable brokerage commissions the Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the processing fee. The Administrator may, for various reasons, require a sales request to be submitted in writing. Please contact the Administrator to determine if there are any limitations applicable to your particular sale request. An additional fee of $15 will be charged if the assistance of a Customer Service Representative is required when selling shares. Proceeds are normally paid by check and generally are distributed within 24 hours after your transaction has settled.

The Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold (except for prices specified for day limit orders or GTC limit orders) and no one, other than the Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

You should be aware that the price of Flagstar common stock may rise or fall during the period between a request for sale, its receipt by the Administrator and the ultimate sale on the open market. Instructions sent to the Administrator for a market order or batch sale are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker.

If you elect to sell shares online at www.computershare.com/investor, you may utilize the Administrator's international currency exchange service to convert your sale proceeds to your local currency prior to being sent to you. Receiving your sales proceeds in a local currency and having your check drawn on a local bank avoids the time consuming and costly "collection" process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, which you must agree to online.

If you have submitted a market order, day limit order, or GTC limit order, you may determine if your shares were sold in full or in part by checking your account online at www.computershare.com/investor or by calling the Administrator directly at 1-800-368-5948. If your order is cancelled in whole or in part and you still wish to sell the remaining shares, you will need to re-enter the order.

REPORTS

19. What reports will be sent to me if I participate in the Plan?
You will receive from the Administrator a detailed statement of your account following each dividend reinvestment and other account transaction. These detailed statements will show total cash dividends received, total optional cash investments received, total shares purchased (including fractional shares), price paid per share, and total shares credited to your account. For market order sales, the time of the sale will be provided. Specific cost basis information will also be included in your statement in accordance with applicable law. These statements should be retained by you to determine your tax cost basis for shares purchased. See Question 21.

WITHDRAWAL

20. How may I discontinue participation in the Plan?
You may discontinue participation under the Plan at any time by telephone or written notice to the Administrator or by accessing your account through the Internet at www.computershare.com. If a notice to discontinue is received by the Administrator after the Record Date for a dividend payment, the Administrator, in its sole discretion, may either pay such dividend in cash or reinvest it in shares on behalf of the discontinuing Participant. If such dividend is reinvested, the Administrator may sell the shares purchased and remit the proceeds to the discontinuing Participant, less any processing fee, any service fee and any applicable taxes. After processing your request to discontinue participation in the Plan, any shares credited to your Plan account will continue to be held in book-entry form. Dividends on any shares held in book-entry form, and on any shares held in certificated form, will be paid in cash.

TAXES

21. What are the federal income tax consequences of participating in the Plan?
The following is a summary of certain U.S. federal income tax consequences regarding the Plan. This summary is based on current law and may be affected by future legislation, Internal Revenue Service rulings and other administrative pronouncements, income tax regulations, and court decisions. This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your circumstances, or if you are a type of investor who is subject to special treatment under U.S. federal income tax law (including, without limitation, insurance companies, partnerships, tax-exempt organizations, financial institutions, broker dealers, foreign corporations and persons who are not citizens or residents of the United States). You should consult with your own tax advisor regarding the specific tax consequences (including the federal, state, local, foreign and other tax consequences) of participating in the Plan, and of potential changes in applicable tax laws.

In general, the amount of cash dividends paid by Flagstar will be includable in your income even though reinvested under the Plan. When your dividends are reinvested to acquire shares (including any fractional share) directly from us, you will be treated as having received on the dividend payment date a taxable dividend in an amount equal to the fair market value of our common stock purchased for your account under the Plan. When your dividends are reinvested to acquire shares (including any fractional share) purchased in market transactions, you will be treated as having received a taxable dividend equal to the amount of cash dividends used to make those purchases, plus the amount of any processing fees paid by us in connection with those purchases. You should be aware that, when we pay processing fees on your behalf for shares purchased in market transactions, the taxable income recognized by you as a participant in the Plan will be greater than the taxable income that would have resulted solely from the receipt of the dividend in cash. Processing fees include any applicable brokerage commissions the Administrator is required to pay.

If you make optional investments that are subject to a waiver discount, you may be treated as having received an additional dividend distribution equal to the excess, if any, of the fair market value of the shares acquired on the Investment Date over the amount of your optional investment. Although the Internal Revenue Service has issued private letter rulings on plans similar to the Plan which ruled that shareholders making optional investments will not be treated as having received such dividend income if the shareholders are not also participants in the dividend reinvestment aspect of the plan, private letter rulings are not precedent and may not be relied upon by persons other than the taxpayers to which they are issued. Participants who make optional cash investments to purchase Flagstar common stock subject to a waiver discount should consult with their own tax advisors regarding consequences of the investment.

We will report to you for tax purposes the dividends to be credited to your account as well as brokerage costs incurred by us on your behalf. Such information will also be furnished to the Internal Revenue Service to the extent required by law. The tax basis of shares acquired through the reinvestment of dividends pursuant to the Plan will generally equal the amount of distributions you are treated as receiving, as described above. The tax basis of shares purchased with optional investments will be equal to the amount of those investments increased by the amount of any additional dividend that you are treated as having received as a result of a waiver discount. The tax basis of shares purchased in the open market to satisfy Plan requirements will be increased by the amount of any processing fees incurred by the Plan on your behalf. The holding period for shares acquired under the Plan (including any fractional share) generally will begin on the date after the date on which the shares are purchased and credited to your Plan account, regardless of the source of purchase. Consequently, shares of our common stock acquired at different times will have different holding periods.

Upon the sale of either a portion or all of your shares from the Plan, you may recognize a capital gain or loss based on the difference between the sales proceeds and the tax basis in the shares sold, including any fractional share. Such capital gain or loss will be long-term capital gain or loss if your holding period for your shares or fractional share exceeded the Internal Revenue Code's applicable period (currently one year) at the time of disposition.

The Administrator may be required to withhold from dividends paid or proceeds from the disposition of shares the appropriate amount determined in accordance with Internal Revenue Code and applicable Treasury Regulations. Plan participants who are not United States persons for U.S. federal income tax purposes generally are subject to a withholding tax on dividends that are reinvested in the Plan. In addition, Plan participants may be subject to certain backup withholding on dividends reinvested in the Plan and proceeds from the disposition of the shares, unless the Plan participant provides us or the Administrator with a correct taxpayer identification number and otherwise complies with applicable certification requirements (e.g., completing an IRS form W-9 or other applicable IRS form which can be obtained from the Administrator) and we have not been informed by the Internal Revenue Service that the participant is subject to backup withholding. If you are subject to withholding taxes, we will withhold the required taxes from the gross dividends and from the proceeds from the sale of shares. The dividends and proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes.

OTHER PROVISIONS

22. What happens if I sell or transfer shares of stock or acquire additional shares of stock?
A Participant's participation in the plan will continue, notwithstanding transfer of some of the Participant's shares, for so long as there is at least one full share registered in the Participant's name or until discontinuation of the Participant's participation in the Plan. Any shares acquired by a Participant will be subject to the Plan.

If you have elected the "Full Dividend Reinvestment" option under the Plan and subsequently sell or transfer all or any part of the shares registered in your name (either held in certificated form or credited to your account), automatic reinvestment will continue as long as there is at least one full share registered in your name or until discontinuation of participation in the Plan. Similarly, if you have elected the "Full Dividend Reinvestment" option under the Plan and subsequently acquire additional shares, dividends paid on such shares will automatically be reinvested until discontinuation of participation in the Plan. If you have elected the "Cash" option and subsequently acquire additional shares, dividends paid on such shares will be paid to you in cash in the usual manner. See Question 7.

23. How will my shares be voted?
In connection with the exercise of shareholder voting rights, you will receive a proxy card representing any shares you hold and/or any full shares credited to your account. All such shares will be voted as designated by you on the proxy card. If you do not vote by proxy or in person, then your shares will not be voted.

24. Who pays the expenses of the Plan?
Processing fees include the applicable brokerage commissions that the Administrator is required to pay. There are no processing fees or service fees on shares purchased from Flagstar for your account. Processing fees on shares purchased on the open market for your account will be paid by Flagstar and, for tax purposes, these fees will be considered as additional dividend income to you. If you elect to sell shares credited to your account via a batch order sale, market order sale, day limit order sale or GTC limit order sale, you will incur a service fee of $25 per sale and a processing fee of $0.12 per share sold. An additional service fee of $15 will be charged if the assistance of a Customer Service Representative is required when selling shares. Any fractional share will be rounded up to a whole share for purposes of calculating the service fee.

25. What are the responsibilities of Flagstar or the Administrator under the Plan?
Neither Flagstar nor the Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to cease dividend reinvestment for your account upon your death or adjudicated incompetence prior to the receipt of notice in writing of such death or adjudicated incompetence, the prices at which shares are purchased or sold for your account, the times when purchases or sales are made or fluctuations in the market value of Flagstar's common stock. Neither Flagstar nor the Administrator has any duties, responsibilities or liabilities except those expressly set forth in the Plan. The Plan does not limit your right to sue under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

FLAGSTAR CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON SHARES YOU PURCHASED UNDER THE PLAN.

26. What happens if Flagstar issues a stock dividend or declares a stock split?
Any common stock distributed by Flagstar as a result of a stock dividend or a stock split on shares credited to your account or held by you in certificated form will be credited to your account.

27. May the Plan be changed or terminated?
Flagstar reserves the right to amend, modify, suspend or terminate the Plan at any time. You will be notified in writing of any modifications made to the Plan.

The Administrator also may terminate your Plan account if you do not own at least one full share. In the event that your Plan account is terminated for this reason, a check for the cash value of the fractional share based upon the then-current market price, less any processing or service fee and any applicable taxes will be sent to you and your account will be closed.

LEGAL MATTERS

             The validity of the securities offered hereby will be passed upon for Flagstar by Warner Norcross + Judd LLP.

EXPERTS
The financial statements incorporated in this Prospectus by reference to Flagstar Bancorp, Inc.’s Current Report on Form 8-K dated June 1, 2018 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Flagstar Bancorp, Inc. for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

003SSNOFB1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered:

Amount to be paid
Registration Statement filing fee	$1,962
Printing expenses	1,735
Legal fees	8,000
Accounting fees	15,000
Total	$26,697

Item 15. Indemnification of Directors and Officers

Flagstar Bancorp, Inc. is obligated under the its Articles of Incorporation to indemnify its directors, officers, employees or agents and persons who serve or have served at the request of Flagstar as directors, officers, employees, agents or partners of another corporation or other enterprise to the fullest extent permitted under the Michigan Business Corporation Act ("MBCA").

Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Indemnification of expenses (including attorneys’ fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, the corporation shall indemnify him or her against actual and reasonable expenses (including attorneys’ fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys’ fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made: (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two directors who are not, at the time, parties or threatened to be made parties to the action, suit or proceeding; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding; or (v) by the shareholders (excluding shares held by directors, officers, employees or agents who are parties or are threatened to be made parties to the action, suit, or proceeding). An authorization for payment of indemnification may be made by: (a) the board of directors by (i) a majority vote of all directors who are not parties or threatened to be made parties to the action, suit or proceeding, provided that there are at least two such directors, (ii) a majority vote of a committee of two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (iii) a majority vote all “independent directors” who are not parties or threatened to be made parties to the action, suit or proceeding, provided that there is at least one such director, or (iv) if the corporation lacks the appropriate persons for alternatives (i) through (iii), by a majority vote of the entire board of directors; or (b) the shareholders (excluding shares held by directors, officers, employees or agents who are parties or threatened to be made parties to the action, suit, or proceeding). Under the MBCA, Flagstar may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions and loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation’s articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

The MBCA permits Flagstar to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with Flagstar, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Flagstar maintains such insurance on behalf of its directors, officers, employees and agents.

Item 16. Exhibits

The following documents are filed as a part of, or incorporated by reference into, this report:

Exhibit No.	Description
3.1*
Second Amended and Restated Articles of Incorporation of Flagstar Bancorp, Inc. (previously filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, for the period ended June 30, 2017, and incorporated herein by reference).

3.2*
Sixth Amended and Restated Bylaws of the Company (previously filed as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q, for the period ended September 30, 2016, and incorporated herein by reference).

4.1*
Indenture, dated July 11, 2016, between Flagstar Bancorp, Inc. as Issuers and Wilmington Trust, National Association, as Trustee and Collateral Agent, including the form of 6.125% senior secured note due 2021 (previously filed as Exhibit 4.1 to the Company's Current Report on Form 8-K, dated July 11, 2016, and incorporated herein by reference).

4.2*
Registration Rights Agreement, dated as of July 11, 2016, among Flagstar Bancorp, Inc., J.P.Morgan Securities LLC and Sandler O’Neill & Partners, L.P. as representatives of the initial purchasers (previously filed as Exhibit 4.3 to the Company's Current Report on Form 8-K, dated July 11, 2016, and incorporated herein by reference).

4.3*	Form of 6.125% Global Note due 2021 (previously filed as Exhibit 4.3 to the Company's Current Report on Form S-4, dated October 7, 2016, and incorporated herein by reference).
5.1**	Opinion of Warner Norcross + Judd LLP
23.1**	Consent of PricewaterhouseCoopers LLP
23.2**	Consent of Warner Norcross + Judd LLP (included in its opinion filed as Exhibit 5.1)
24.1**	Power of Attorney (included in signatures)

*	Incorporated by reference.
**	Filed herewith

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act, Flagstar Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on this 25th day of February, 2019.

FLAGSTAR BANCORP, INC.

By:	/s/ Alessandro DiNello
Alessandro DiNello
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned, in his or her capacity as director or officer, or both, as the case may be, of Flagstar Bancorp, Inc., does hereby appoint Alessandro DiNello and James K. Ciroli, and each of them, his or her attorney or attorneys with full power of substitution to execute in his or her name, in his or her capacity as a director or officer, or both, as the case may be, of Flagstar Bancorp, Inc., a Form S-3 Registration Statement of Flagstar Bancorp, Inc. registering 500,000 shares of common stock to be offered and sold under the Dividend Reinvestment Plan, and any and all amendments and supplements to such Registration Statement and post-effective amendments and supplements thereto, and to file the same with all exhibits thereto and all other documents in connection therewith with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons (including a majority of the Board of Directors of Flagstar Bancorp, Inc.) in the capacities indicated and on this 25th day of February, 2019.

SIGNATURE	TITLE
/S/ ALESSANDRO DINELLO	President and Chief Executive Officer (Principal Executive Officer) and Director
Alessandro DiNello

/S/ JAMES K. CIROLI	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
James K. Ciroli

/S/ BRYAN L. MARX	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Bryan L. Marx

/s/ JOHN D. LEWIS
John D. Lewis	Chairman

/s/ DAVID J. MATLIN
David J. Matlin	Director

/s/ PETER SCHOELS
Peter Schoels	Director

/s/ DAVID L. TREADWELL
David L. Treadwell	Director

/s/ JAY J.HANSEN
Jay J. Hansen	Director

/s/ JAMES A. OVENDEN
James A. Ovenden	Director

/s/ BRUCE E. NYBERG
Bruce E. Nyberg	Director

/s/ JENNIFER WHIP
Jennifer Whip	Director